Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD DECLARES $0.07 CASH DIVIDEND AND 4-FOR-3 STOCK SPLIT

Newport Beach, CA – March 23, 2006 – American Vanguard Corporation (NYSE:AVD) today announced that its Board of Directors has declared a cash dividend of $0.07 per share and a four-for-three stock split. The cash dividend and newly issued shares will be distributed on April 17, 2006 to shareholders of record as of April 3, 2006. The cash dividend will be paid on the number of shares outstanding prior to the stock split. Shareholders entitled to fractional shares resulting from the stock split will receive cash in lieu of such fractional share based on the closing price of the Company’s stock on April 3, 2006.

Eric Wintemute, President and CEO of American Vanguard, stated, “These distributions illustrate the Board of Directors’ continued confidence in the Company based on our record financial results for fiscal 2005 and prospects for continued growth. We continue to believe it is important to share the Company’s profits with shareholders, and anticipate improved liquidity in our stock as a result of the stock split.”

Five-Year Historical Cash Dividends (1)

Year	April	October	Total
2005	$0.055	$0.030	$0.085
2004	$0.040	$0.025	$0.065
2003	$0.029	$0.017	$0.046
2002	$0.023	$0.011	$0.034
2001	$0.017	$0.010	$0.027

(1)	As adjusted for previous stock splits.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2005, American Vanguard was recognized as one of BusinessWeek’s Hot Growth Companies (#72), FORTUNE Small Business’ America’s 100 Fastest Growing Small Companies (#40) and Forbes’ 200 Best Small Companies (#59). 2005 marks the third consecutive year American Vanguard has been included on these three lists – the only company to hold this honor. American Vanguard is included on the Russell 2000® and Russell® 3000 Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
(949) 260-1200		Lauren Till
LTill@equityny.com
(212) 836-9610

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